Exhibit 8.2

April 27, 2006

IPC Holdings, Ltd.,
     29 Richmond Road,
          Pembroke, HM 08 Bermuda.
Ladies and Gentlemen:
               We have acted as counsel to IPC Holdings, Ltd. (the “Company”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission of the registration statement on or about the date hereof (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of (i) senior and subordinated debt securities, (ii) preferred shares, (iii) depositary shares, (iv) common shares, par value $0.01 per share, (v) share purchase contracts, and (vi) units of the Company. We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to the common shares of the Company that may be offered under the Registration Statement, the statements set forth under the caption “Certain United States Federal Tax Considerations For Holders of Common Shares” in the Prospectus included in the Registration Statement are accurate in all material respects.
               We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit and the reference to us under the heading “Certain United States Federal Tax Considerations For Holders of Common Shares”. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP